Exhibit 5.1

Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Phone: (202) 637-5600
Fax: (202) 637-5910

June 10, 2004

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
c/o Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

Ladies and Gentlemen:

             We are acting as counsel to EOP Operating Limited Partnership, a Delaware limited partnership (the “Partnership”), and Equity Office Properties Trust, a Maryland real estate investment trust (the “Trust” and, together with the Partnership, the “Issuers”), in connection with the Issuers’ registration statements on Form S-3 (File Nos. 333-43530 and 333-58976), as amended (collectively, the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the public offering of securities of the Issuers that may be offered and sold by the Issuers from time to time as set forth in the prospectus dated June 20, 2001 (the “Prospectus”) and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion is delivered in connection with the establishment of the Partnership’s medium-term notes program through which the Partnership may issue and sell, from time to time, up to $500,000,000 aggregate principal amount of the EOP Operating Limited Partnership InterNotes® (the “Notes”) as described in the supplement to the Prospectus dated

InterNotes is a registered servicemark of Incapital Holdings LLC

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
June 10, 2004

June 10, 2004 (the “Prospectus Supplement”). As also described in the Prospectus Supplement, the Trust has agreed, subject to the conditions set forth in the Indenture (as defined below), that if the Partnership fails to punctually pay any principal of, premium on, if any, or interest on the Notes, the Trust will cause any such payment to be made as it becomes due and payable, without duplication (the “Guarantee,” and, together with the Notes, the “Securities”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

           For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	Executed copy of the Registration Statement.

2.	The Prospectus and the Prospectus Supplement.

3.	Forms of floating rate and fixed rate Notes (the “Form of the Notes”).

4.	The Certificate of Limited Partnership of the Partnership, as amended, as certified by the Office of the Secretary of State of the State of Delaware on May 19, 2004, and as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

5.	The Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 2, 2001, as amended, as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

6.	The Declaration of Trust of the Trust, as amended, as certified by the Maryland State Department of Assessments and Taxation on May 24, 2004, and as certified by the Secretary of

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
June 10, 2004

the Trust on the date hereof as being complete, accurate and in effect.

7.	The Third Amended and Restated Bylaws of the Trust, as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

8.	Certain resolutions of (a) the Board of Trustees of the Trust (the “Board”) adopted at a meeting held on July 19, 2000, by unanimous written consent on March 28, 2001, and at a meeting held on May 19, 2004 and (b) the Pricing Officer adopted by written consent dated June 10, 2004, authorizing, among other things, the establishment of the Securities (including the Guarantee) and arrangements in connection therewith, in each case as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect (collectively, the “Resolutions”).

9.	Selling Agent Agreement, dated June 10, 2004, among the Partnership, the Trust, Incapital LLC, as purchasing agent, and certain other agents named therein.

10.	Executed copy of the Indenture, dated as of August 29, 2000, by and between the Partnership and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association), as trustee (the “Original Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 18, 2001 (the “Indenture”), by and among the Partnership, the Trust and the Original Trustee.

11.	Executed copy of the New Trustee Appointment Agreement, dated June 10, 2004, among the Partnership, the Trust and BNY Midwest Trust Company (the “Trustee”), pursuant to

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
June 10, 2004

which the Trustee will act as trustee for the Notes under the Indenture.

             In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all of the Documents submitted to us, the authenticity of all originals of the Documents and the conformity to authentic original documents of all Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

             This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinion given in paragraph (a), the Delaware Revised Uniform Limited Partnership Act, as amended, (ii) as to the opinion given in paragraph (b), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended, and (iii) and the laws of the State of New York. As used herein, the terms “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended,” “Maryland General Corporation Law, as amended” and “Delaware Revised Uniform Limited Partnership Act, as amended” include the applicable statutory provisions contained therein, all applicable provisions of the Maryland and Delaware Constitutions, as applicable, and reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

             To the extent that the obligations of the Partnership and the Trust under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Original Trustee; the New Trustee Appointment Agreement has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
June 10, 2004

terms; the Indenture constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture and the New Trustee Appointment Agreement.

             Based upon, subject to and limited by the foregoing, we are of the opinion that:

             (a) following (i) the issuance of the Notes in accordance with the Resolutions, (ii) the due execution, authentication, issuance and delivery of the Notes, substantially in the Form of the Notes, as provided by the Indenture, and (iii) the receipt by the Partnership of the consideration specified in, or determined in accordance with, the Resolutions, the Selling Agent Agreement and the applicable terms agreement for the Notes, the Notes will constitute valid and binding obligations of the Partnership.

             (b) following (i) the endorsement of the Guarantee on the Notes, (ii) the issuance of the Notes in accordance with the Resolutions, (ii) the due execution, authentication, issuance and delivery of the Notes, substantially in the Form of the Notes, as provided by the Indenture, and (iii) the receipt by the Partnership of the consideration specified in, or determined in accordance with, the Resolutions, the Selling Agent Agreement, and the applicable terms agreement for the Notes, the Guarantee will constitute the valid and binding obligation of the Trust.

             In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
June 10, 2004

materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

             This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

             We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Reports on Form 8-K dated June 10, 2004 and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement dated June 10, 2004 constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.